Exhibit 99.2

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA CONSIDERING EXCHANGE OFFER IN CONNECTION WITH

PLANNED SEPARATION OF ITS TWO PRINCIPAL

OPERATING SEGMENTS

ADDISON, Texas, May 8, 2007 – Concentra Operating Corporation (“Concentra Operating”) today announced that its parent, Concentra Inc. (“Concentra” or the “Company”), is considering an offer to exchange $185,000,000 in aggregate principal amount of a new series of senior subordinated notes of Concentra Operating’s newly formed, wholly owned subsidiary, Viant Holdings, Inc. (“Viant”), plus a cash amount in exchange for Concentra Operating Corporation’s $155,000,000 in aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2012 and $180,000,000 in aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2010.

Concentra is considering the exchange offer in connection with the contemplated separation of its two principal operating segments, Health Services and Network Services. Concentra’s Health Services segment, which includes its Auto Injury Solutions business, and its Network Services segment focus on significantly different aspects of the healthcare industry. The Company believes that the separation of these two business segments will provide each company with greater strategic focus and will accomplish other related business purposes. Subject to acceptable market and interest rate conditions, and the receipt of a requisite private letter ruling and related tax opinions, Concentra currently anticipates completing the separation and the exchange offer within the next 90 days.

Specifically, in preparation for and in connection with the separation:

•	Concentra Operating formed Viant in April 2007 as a new wholly owned subsidiary;

•	Prior to the separation, Concentra Operating would merge with and into Concentra, with Concentra continuing as the surviving corporation;

•

In order to finance a portion of the transactions contemplated in connection with the separation, Concentra would borrow approximately $485 million in term indebtedness, approximately $330 million of which would be senior, first lien debt, and the remainder being second lien. Concentra would additionally obtain a $75 million revolving credit facility. Viant would borrow approximately $275 million in senior secured indebtedness and would obtain a $50 million revolving credit facility;

•

Concentra would contribute its Network Services business to Viant in exchange for additional shares of Viant common stock, $185 million in aggregate principal amount of Viant’s senior subordinated notes and approximately $245 million in cash;

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Concentra Considers Exchange Offer

May 8, 2007

•	Concentra would retire its current senior secured indebtedness using the cash proceeds received from Viant and a portion of the cash proceeds borrowed under Concentra’s new senior credit facilities;

•	Concentra would pay a cash dividend to its stockholders of approximately $350 million;

•

Concentra would distribute to its stockholders as a dividend all of the Viant common stock pro rata to complete the separation of its Network Services business from its Health Services and Auto Injury Solutions businesses; and

•	Concentra would consummate the exchange offer and complete a related consent solicitation to amend the indentures governing Concentra Operating’s outstanding senior subordinated notes.

The Viant Notes would be Viant’s general unsecured obligations and would be subordinated to all existing and future senior debt of Viant. Concentra’s new senior credit facilities would replace the Company’s existing revolver and term loan facilities.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Concentra is dedicated to improving the quality of life by making healthcare accessible and affordable. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services that include employment-related injury and occupational healthcare, urgent care services, in-network and out-of-network medical claims review and repricing, access to preferred provider organizations, case management and other cost containment services.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in nationwide employment and injury rate trends; operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy; the adverse effects of litigation judgments or settlements; interruption in its data processing capabilities; the potential adverse impact of governmental regulation on the Company’s operations; competitive pressures; adverse changes in market pricing, demand and other conditions relating to the Company’s services; possible fluctuations in quarterly and annual operations; and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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